EXHIBIT 99.1

MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES YEAR END 2003 EARNINGS

COLDWATER, MICHIGAN, February 9, 2004 — Monarch Community Bancorp, Inc. (Nasdaq Small Cap:MCBF), the parent company of Monarch Community Bank, today announced earnings for the year ended December 31, 2003 of $664,000 compared to $1.0 million for the year ended December 31, 2002.

Two major contributing factors to our decrease in net earnings were a declining net interest margin due to the recent decreasing rate environment and higher than normal provisions for expected loan losses. The first factor is net interest income for the year ended December 31, 2003, which decreased 7.3% primarily resulting from a decline in gross interest income. Our liability costs did not decrease in step with our interest revenue because of our $57.4 million of fixed-rate long-term FHLB advances averaging 5.6% (acquired in past years as a defensive strategy against rising rates).

The second contributing factor to our reduced net income was our provision for loan losses, which for 2003 was $1.3 million compared to $397,000 for 2002. This was due to the deteriorating condition of two loans totaling $1.5 million which were made to finance the construction of a commercial building. These loans are also “non-performing” as of December 31, 2003. Non-performing assets increased to $6.0 million, or 2.9% of assets, at December 31, 2003 from $5.0 million, or 2.5% of assets, at December 31, 2002. Non-performing loans to consumers declined by $1.2 million during 2003 due to the Bank’s increased collection efforts announced in 2002. This however was offset by commercial non-performing loans which increased by $2.0 million during 2003. Foreclosed assets increased by $165,000 at December 31, 2003 compared to December 31, 2002 as we continue our aggressive collection efforts.

Noninterest income increased to $2.9 million for 2003 compared to $2.1 million for 2002. The increase was primarily due to an increase on gains on sales of loans. Noninterest expense decreased less than 1% (to $6.7 million from $6.8 million) for the same period. Our noninterest expense includes new compensation benefits for the recently approved stock plans. Even with the additional compensation cost we were able to control our overall expenses for the reduction in noninterest expense.

Total assets were $203 million at December 31, 2003 compared to $198 million at December 31, 2002. This increase of 2.6% was due primarily to an increase in cash and short-term deposits of $7.1 million which offset a decrease in net loans of $3.9 million. Deposits increased less than 1% to $107.2 million at December 31, 2003. Stockholder’s equity increased to $37.4 million at December 31, 2003 from $36.9 million at December 31, 2002 due to continued profitable operations.

The Company anticipates its acquisition of MSB Financial, Inc. (MSBF), which was announced September 2, 2003, to be completed during the 1st quarter of 2004.

The Monarch Community Bancorp, Inc. Annual Meeting of Shareholders will be held Tuesday, April 20, 2004 at its main office in Coldwater, Michigan.

MONARCH COMMUNITY BANCORP, INC
CONSOLIDATED FINANCIAL HIGHLIGHTS
Unaudited

	December 31,

	2003	2002

Selected Financial Condition Data:	(In Thousands)
Total Assets	$203,123	$197,985
Loans receivable, net	141,225	145,162
Investment securities, at amortized cost:	19,935	17,434
Overnight deposits	20,974	16,063
Deposits	107,240	106,744
Federal Home Loan Bank Advances	57,384	52,500
Equity	37,430	36,949

	Year ended December 31,

	2003	2002

Selected Operations Data:	(In Thousands)
Total interest income	$12,053	$12,931
Total interest expense	6,060	6,466

Net interest income	5,993	6,465
Provision for loan losses	1,267	397

Net interest income after provision for loan losses	4,726	6,068
Fees and service charges	1,154	1,154
Gains on sales of loans	1,672	1,000
Other non-interest income	100	5

Total non-interest income	2,926	2,159
Total non-interest expense	6,737	6,798

Income before taxes	915	1,429
Income tax provision	251	415

Net income	$664	$1,014